                          LIBERTY SAVINGS BANK, F.S.B.

================================================================================

                                  PRESS RELEASE
                                  -------------

Contact:        Marc J. Weishaar
                Senior Vice President and Chief Financial Officer
                Liberty Savings Bank, F.S.B.
                16 West Franklin
                Liberty, MO  64068
                (816) 781-4822

================================================================================

Liberty Savings Bank, F.S.B. Announces Financial Results
--------------------------------------------------------

Liberty, Missouri (July 13, 2006) - Liberty Savings Bank, F.S.B. (OTC Bulletin
Board: LBTM) announced today net earnings for the quarter ended June 30, 2006 of $390,000 or $.29 per diluted share, compared to net earnings of $432,000 or $.32 per diluted share for the quarter ended June 30, 2005. Net earnings for the nine months ended June 30, 2006 decreased to $995,000 or $.74 per diluted share, compared to net earnings of $1,161,000 or $.87 per diluted share for the nine months ended June 30, 2005.

Net earnings decreased for the three- and nine-month periods ended June 30, 2006 as compared to the same periods in 2005 due to higher provisions for loan losses and higher noninterest expense. The decrease in net earnings for the three- and nine-month periods ended June 30, 2006 and 2005 were partially offset by higher net interest income and lower income tax expense.

Net interest income increased by 11.2% to $6.4 million for the nine-month period ended June 30, 2006 as compared to the same period last year. This improvement was due primarily to a higher level of interest-earning assets. Noninterest income increased to $909,000 for the nine-month period ended June 30, 2006 as compared to $863,000 for the nine- month period ended June 30, 2005 due to higher loan and deposit account service charges and higher gains on sale of loans. For the comparable three-month periods ended June 30, 2006 and 2005, net interest income increased by $329,000 to $2.3 million. Noninterest expense for the nine-month periods ended June 30, 2006 and 2005 increased primarily due to an increase in compensation, occupancy, operations from foreclosed real estate and advertising expenses. Noninterest expense increased for the comparable three-month periods in 2006 and 2005 primarily due to an increase in compensation, advertising and other noninterest expense.

Total assets increased $43.8 million to $281.3 million as of June 30, 2006 as compared to total assets of $237.6 million as of September 30, 2005. Total loans and mortgage-backed securities increased by $30.0 million during the same period due to increased commercial real estate, land development, and construction lending. During the nine-month period ended June 30, 2006, total deposits increased $34.8 million or 19.2% due to an increase in interest-bearing and certificate accounts, partially offset by a decrease in money market accounts. Interest-bearing accounts increased due to proceeds from the recent stock offering, pursuant to the Plan of Conversion and Reorganization that are temporarily classified as interest-bearing deposits until the offering is complete. Stockholders' equity increased $187,000 during the first nine months of fiscal year 2006 primarily due to an increase in earnings, partially offset by the payment of cash dividends and an increase in unrealized losses on investments.

On June 23, 2006, the Bank paid a cash dividend of $.20 per common share to stockholders of record on June 9, 2006. This is the 53rd consecutive quarterly cash dividend paid by the Bank. Future dividends will depend upon the Bank's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

On December 21, 2005, the Boards of Directors of Liberty Savings Bank, F.S.B. and Liberty Savings Mutual Holding Company unanimously adopted a Plan of Conversion and Reorganization, pursuant to which Liberty Savings Bank, F.S.B. will reorganize from the mutual holding company structure to the stock holding company structure. Pursuant to the terms of the Plan of Conversion and Reorganization, Liberty Savings Bank has formed a new Missouri corporation, Liberty Bancorp, Inc., (the "Company") to acquire all of the outstanding shares of Liberty Savings Bank's common stock. The Company has offered shares of its common stock for sale to the Bank's depositors, members of the Bank's community, current stockholders of the Bank and the Bank's employee stock ownership plan. The Plan of Conversion and Reorganization further provides for an exchange of shares of the Bank for shares of the new holding Company. The conversion will be completed later this month.

This earnings release is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Liberty Savings Bank, F.S.B., originally chartered by the State of Missouri in 1955, has operated as a federally chartered stock savings bank since 1995. The Bank is headquartered in Liberty, Missouri with branches in Kansas City, Plattsburg, Platte City and Independence. The Bank's sixth retail banking facility opened in January 2006 in Kansas City, Missouri. Liberty Savings Bank offers banking and related financial services to both individual and commercial customers.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.


LIBERTY SAVINGS BANK, F.S.B.
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                     JUNE 30, 2006               SEPTEMBER 30, 2005
                                                     -------------               ------------------
ASSETS
Cash and cash equivalents                               $ 17,097                      $ 10,471
Securities                                                29,025                        23,994
Loans and mortgage-backed securities                     223,079                       193,116
Other assets                                              12,144                         9,995
                                                        --------                      --------

     TOTAL ASSETS                                       $281,345                      $237,576
                                                        ========                      ========

LIABILITIES
Deposits                                                $216,422                      $181,617
FHLB advances                                             37,897                        30,497
Other liabilities                                          5,708                         4,331
                                                        --------                      --------

   TOTAL LIABILITIES                                     260,027                       216,445
   TOTAL STOCKHOLDERS' EQUITY                             21,318                        21,131
                                                        --------                      --------
   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             $281,345                      $237,576
                                                        ========                      ========


                        CONDENSED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                      JUNE 30,                      JUNE 30,
                                                 2006           2005           2006            2005
                                              -------------------------     --------------------------
Interest income                                $   4,417      $   3,314      $  11,902       $   9,472
Interest expense                                   2,098          1,325          5,520           3,734
                                               ---------      ---------      ---------       ---------
     Net interest income                           2,319          1,989          6,382           5,738
Provision for loan losses                            215              -            685             285
                                               ---------      ---------      ---------       ---------
     Net interest income after provision
for loan losses                                    2,104          1,989          5,697           5,453
Total noninterest income                             332            339            909             863
Total noninterest expense                          1,833          1,642          5,087           4,501
                                               ---------      ---------      ---------       ---------
     Earnings before income taxes                    603            686          1,519           1,815
Income taxes                                         213            254            524             654
                                               ---------      ---------      ---------       ---------
     NET EARNINGS                              $     390      $     432      $     995       $   1,161
                                               =========      =========      =========       =========

Basic and diluted earnings per share           $     .29      $     .32      $     .74       $     .87
Cash dividends paid per share                  $     .20      $     .20      $     .60       $     .60
FINANCIAL RATIOS AND OTHER DATA:
Return on assets (annualized net earnings
divided by average total assets)
                                                     .58%           .75%           .52%            .69%
Return on equity (annualized net earnings
divided by average stockholders' equity)
                                                    7.33%          8.34%          6.25%           7.52%

Common shares outstanding at period end        1,357,876      1,357,776      1,357,876       1,357,776